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                                                                      Exhibit 15
May 12,1998

Board of Trustees and Shareholders
of Security Capital Industrial Trust:

We are aware that Security Capital Industrial Trust has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN  LLP